Exhibit B

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MELBOURNE BEIJING • HONG KONG • TOKYO LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS
September 3, 2009

New South Wales Treasury Corporation,
Level 22,
Governor Phillip Tower,
1 Farrer Place,
Sydney, New South Wales 2000, Australia.

The Crown in Right of New South Wales,
c/o New South Wales Treasury,
Level 26,
Governor Macquarie Tower,
1 Farrer Place,
Sydney, New South Wales 2000, Australia.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of 150,000,000 principal amount of debt securities (the “Securities”) of New South Wales Treasury Corporation, a statutory corporation constituted pursuant to the Treasury Corporation Act 1983 of New South Wales (the “Corporation”), and the guarantee of the Securities by The Crown in Right of New South Wales (the “Guarantor”) pursuant to the provisions of Section 22A(1) of the Public Authorities (Financial Arrangements) Act 1987 of New South Wales pursuant to a registration statement on Schedule B dated the date hereof (the “Registration Statement”), we, as your special United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Fiscal Agency Agreement relating to the Securities (the “Fiscal Agency Agreement”) has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Fiscal Agency Agreement so as not to result in a default under or breach of any agreement or

Sullivan & Cromwell practices only United States law in Australia.

instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, the terms of the Securities not reflected in the Registration Statement nor contained in the form of Security included in Exhibit G to the Registration Statement have been duly established so as not to violate any then applicable law, and the Securities have been duly executed and authenticated in accordance with the Fiscal Agency Agreement and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          We note that, as of the date of this opinion, (i) the enforceability in the United States of the waiver by the Corporation of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) the designation in Section 19 of the Fiscal Agency Agreement of the United States Federal courts sitting in the Borough of Manhattan, The City of New York, as the venue for actions or proceedings relating to the Fiscal Agency Agreement and the Securities is (notwithstanding the waiver in Section 19 of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a Federal court is an inconvenient forum for such an action or proceeding. Furthermore, we express no opinion regarding the subject matter jurisdiction of any United States Federal court to adjudicate any action relating to the Fiscal Agency Agreement or the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. The foregoing opinion is given as of the date hereof and assumes that no change in applicable law will occur between the date hereof and the date of issuance and sale of the Securities. In providing the foregoing opinion, we have assumed the due authorization, execution and delivery of the Fiscal Agency Agreement and the Securities insofar as the laws of the State of New South Wales and the Commonwealth of Australia are concerned. As to all matters governed by the laws of the State of New South Wales and the Commonwealth of Australia, we understand that the opinion, dated the date hereof, of Mallesons Stephen Jaques, your Australian counsel, is being delivered to you.
          Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible, and we have assumed that the Fiscal Agency Agreement will be duly authorized, executed and delivered by each of the Fiscal Agent, the Paying Agent, the Transfer Agent and the Registrar thereunder, assumptions which we have not independently verified.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes and Guarantee” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL